Exhibit 99.1

Aphton Corporation Adopts Stockholder Rights Plan

August 18, 2004 - Miami, FL - Aphton Corporation (Nasdaq: APHT) announced today that its board of directors has adopted a Stockholder Rights Plan. The Stockholder Rights Plan is designed to protect long-term stockholder value, to help ensure that all stockholders receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, squeeze-outs, open market accumulations and other coercive takeover tactics which may be used to gain control of the Company without paying all stockholders a fair control premium.

“Aphton believes stockholder rights plans have been used as an effective tool by many public companies seeking to preserve and enhance stockholder value,” said Patrick Mooney, M.D., Chief Executive Officer and President. “The Stockholder Rights Plan will help us to ensure that any proposed transaction involving Aphton is in the best interests of all Aphton stockholders. The rights are similar to those adopted by many public companies and are designed to protect our stockholders in the event of any proposed takeover of Aphton.”

“The adoption of the Stockholder Rights Plan is simply a matter of good corporate planning and is not in response to any specific effort to acquire control of Aphton, nor is the board of directors aware of any such effort,” continued Dr.Mooney.

In connection with the adoption of the Stockholder Rights Plan, the board of directors declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s common stock. Each of these rights, which are currently not exercisable, will entitle the holder to purchase one one-thousandth (1/1000) of a share of the Company’s newly designated Series A Junior Participating Preferred Stock. In the event that any person or group other than Citigroup Inc. together with its affiliated entities acquires beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock or commences or announces an intention to commence a tender offer that would result in such person or group owning 15% or more of the Company’s common stock, each holder of a right (other than the acquiror) will be entitled to receive, upon payment of the exercise price, a number of shares of common stock having a market value equal to two times the exercise price of the right. In order to retain flexibility and the ability to maximize stockholder value in the event of transactions that may arise in the future, the board retains the power to redeem the rights for a set amount.

The distribution of the rights will be made on August 31, 2004 and is payable to stockholders of record at the close of business on that date. Initially, the rights will be attached to the certificates representing outstanding common stock and no separate rights certificates will be distributed. The rights will expire on August 17, 2014, unless earlier redeemed or exchanged or terminated in accordance with the rights agreement.

Aphton will mail a summary of the Stockholder Rights Plan to all stockholders of record as of August 31, 2004. In addition, a copy of the rights agreement will be filed with the Securities and Exchange Commission as an exhibit to a current report on Form 8-K.

Aphton Corporation is a clinical stage biopharmaceutical company developing targeted immunotherapies for cancer and other diseases. The Company’s products neutralize hormones involved in the growth and proliferation of cancers of the gastrointestinal system and reproductive system, as well as other diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with INSEGIA in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and others.

This press release includes forward-looking statements, including statements regarding the benefits and effects of adopting a Stockholder Rights Plan. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the forward-looking statements these risk factors include, but are not limited to the ability of the Stockholder Rights Plan to protect long-term stockholder value, thwart coercive or unwanted takeover attempts, ensure that all of the Company’s stockholders receive fair and equal treatment in the event of a proposed takeover, deliver a fair control premium in a takeover and ensure that any proposed transaction involving the Company is in the best interests of all the Company’s stockholders. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 15, 2004. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Aphton Corporation, Miami

Corporate Communications:

Jeannette L. Whitmore, 305/374-7338

or

Investor Relations:

Nicholas Porras or John Quirk, 305/374-7338

or

Media:

The Ruth Group

Cynthia Isaac, 646-536-7000